Exhibit 10.33.2

August 14, 2020

Mr. Eric Esper

Dear Eric:

I am pleased to confirm your promotion and increase to your compensation package with your new position of Executive Vice President and Chief Financial Officer based out of Estero, Florida. Your new salary will be increased to the annualized amount of $510,000, paid bi-weekly and is effective August 17, 2020. With this promotion you will be reporting directly to me.

After emergence from bankruptcy you will continue to be eligible for an award under the Hertz Executive Incentive Compensation Plan at a target of 76% of your base salary. The actual award is based on individual performance and the Corporation meeting certain objectives.

Upon emergence from bankruptcy you will be eligible to participate in the annual equity award program at the level determined by the Compensation Committee.

Eric, we believe that you will continue to make an outstanding contribution to the Hertz organization.

Very truly yours,

/s/ Paul Stone
Paul Stone
President and Chief Executive Officer

I accept the terms and conditions of this offer.

/s/Eric Esper	August 14, 2020
Eric Esper	Date